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EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



        We consent to the use of our report dated January 15, 1998 in this Annual Report (Form 10-K) of Connetics Corporation for the year ended December 31, 1997.

        We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-04985 and Form S-3 No. 333-21941) pertaining to the 1995 Employee Stock Purchase Plan, 1994 Stock Plan and 1995 Director Stock Option Plan of Connetics Corporation, of our report dated January 15, 1998, with respect to the consolidated financial statements of Connetics Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


                                   ERNST & YOUNG, LLP


Palo Alto, California
March 20, 1998